Exhibit 99.1

FOR IMMEDIATE RELEASE

For information, contact:  Nicole M. Williams

(704) 991-1276; nwilliams@uwharrie.com

Uwharrie Bank Names Brendan Duffey as Chief Executive Officer

ALBEMARLE, NC.  January 10, 2018 – Roger Dick, President and Chief Executive Officer of Uwharrie Capital Corp, the parent company of Uwharrie Bank, announced that Brendan Duffey has been named the bank’s Chief Executive Officer in addition to his title of President of Uwharrie Bank.  Duffey also serves as Chief Operating Officer and Chief Risk Officer of Uwharrie Capital Corp.

Duffey joined Uwharrie Capital Corp in 2004 as Chief Operating Officer overseeing the three banks the company owned (Bank of Stanly, Anson Bank & Trust, and Cabarrus Bank & Trust) and all support areas of the banks and holding company.  In 2013, the three bank charters were consolidated under the one name of Uwharrie Bank, and Duffey was appointed President of the bank.

Prior to joining Uwharrie, Duffey was vice president and U.S. general manager of a multinational high tech company.  His banking experience includes 10 years as the managing general partner of a U.S. bank consulting firm and 20 years in various executive banking roles in Florida and Texas.

Mr.  Dick, who will continue in his role as President and Chief Executive Officer of Uwharrie Capital Corp, recommended Duffey’s Chief Executive Officer  appointment to the Board of Directors at the December 2017 Board meeting.   The recommendation was made in recognition of Mr. Duffey’s efforts in successfully improving the bank’s overall performance for the past 14 years.

As the company expands its operations through rapidly evolving technology and enters new markets, the new alignment and reporting structure allows the company to operate more efficiently.

ABOUT UWHARRIE BANK

Uwharrie Bank is a full-service bank subsidiary of Uwharrie Capital Corp. Along with Uwharrie Investment Advisors, Uwharrie Bank is committed to supporting the success of counties and communities of the Charlotte Metropolitan and Uwharrie Lakes regions through a full range of financial solutions.  Additional information can be found at www.uwharrie.com

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